Exhibit 10.1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 8th day of April, 2014, to be effective as of the Commencement Date (as defined below), between Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation (the “Company”), and Saverio La Francesca, M.D. (“Employee”). For purposes of this Agreement the “Company” shall refer to the Company and any of its predecessors.

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall automatically, without the requirement of any further action or notice, commence on April 14, 2014 (the “Commencement Date”) and shall extend until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on each anniversary of the Commencement Date unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall, notwithstanding anything in this sentence to the contrary, continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 7 and may be referred to herein as the “Period of Employment.”

2. Position and Duties. During the Period of Employment, Employee shall serve as the Chief Medical Officer of the Company and shall report to the Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors (the “Board”) of the Company, provided that such duties are consistent with Employee’s position or other positions that he may hold from time to time. Employee shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Employee may serve on no more than two other boards of directors with the approval of the CEO or the Board as long as such service does not materially interfere with Employee’s performance of his duties to the Company as provided in this Agreement or otherwise breach any obligations of Employee to the Company.

3. Compensation and Related Matters.

(a) Base Salary. Employee’s initial base salary shall be $33,333.34 per month, which annualizes to Four Hundred Thousand dollars ($400,000). Employee’s base salary shall be redetermined annually by the Board or a Committee thereof. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal installments on a bi-weekly or more frequent basis. In addition to Base Salary, Employee shall be eligible to participate in such incentive compensation plans as the Board or a Committee thereof shall determine from time to time for employees of the same status within the hierarchy of the Company.

(b) Expenses. Employee shall be entitled to receive prompt reimbursement for up to $50,000 of reasonable moving costs pertaining to relocation to the Boston area, as well as all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for members of its senior management, provided that such reimbursement does not occur later than the end of the second calendar year after the calendar year in which such expense was incurred.

(c) Other Benefits. During the Period of Employment, Employee shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans, or under plans or arrangements that provide no less favorable treatment to the Employee than the Employee Benefit Plans provided to other, similarly situated, members of the Company’s senior management. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof or anytime hereafter. The Employee's participation in the Employee Benefit Plans will be subject to the terms and conditions of each such Employee Benefit Plans, including eligibility and compliance requirements, as well as any limitations imposed by applicable laws. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee’s service, Employee shall be deemed to have a tenure with the Company equal to the actual time of Employee’s service with the Company. During the Period of Employment, Employee shall be entitled to participate in or receive benefits under any Employee Benefit Plans which may, in the future, be made available by the Company to its key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Employee Benefit Plans. Any payments or benefits payable to Employee under an Employee Benefit Plan referred to in this Subparagraph 3(c) in respect of any calendar year during which Employee is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable Employee Benefit Plan, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(d) Vacations. Employee shall be entitled to fifteen (15) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year.  Unless otherwise expressly permitted by the Company, any unused vacation days shall not carry forward and shall be forfeited. Employee shall also be entitled to all paid holidays given by the Company to members of its senior management. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee’s service, Employee shall be deemed to have a tenure with the Company equal to the actual time of Employee’s service with Company. Notwithstanding anything herein to the contrary, Employee shall be paid any accrued and unused vacation upon his termination of employment with the Company, if and as required by applicable law.

(e) Directors and Officers Insurance and Indemnification. The Company shall also carry reasonable and customary D&O liability insurance coverage for the benefit of its officers and directors, including Employee, during the term of this Agreement and for a customary tail period following the termination of Employee’s employment. Employee shall be entitled to be indemnified by the Company to the fullest extent permitted by the applicable state law and consistent with Company’s Amended and Restated Certificate of Incorporation, as amended.

4. Unauthorized Disclosure.

(a) Confidential Information. Employee acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Employee in the performance of his duties. Employee understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in any industry in which the Company does business (the “Industry”), including without limitation, the regenerative medicine industry, other than as a result of any action or inaction by Employee; or (iv) such information has been rightfully received by a member of the Industry or has been published in a form generally available to the Industry prior to the date Employee proposes to disclose or use such information. Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

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(b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Employee’s heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

5. Covenant Not to Compete or Solicit or Hire. In consideration for Employee’s employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Employee agrees that:

(a) during the term of Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that produces or develops products that compete or may compete directly with any of the Company’s products which are produced or being developed by the Company or any affiliate of the Company or which the Company or any affiliate of the Company has active plans to produce or develop as of the date of Employee’s termination of employment with the Company, in any area or territory in which the Company or any affiliate of the Company conducts or has active plans to conduct operations as of the date of the Employee’s termination of employment with the Company; provided, however, that the foregoing shall not prohibit Employee from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Industry; and

(b) during the term of Employee’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Employee will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Employee or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Employee may be associated, and Employee will not hire or employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Employee may be associated to hire or employ any present or future employee of the Company.

Should Employee violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Employee began such violation until he permanently ceases such violation. Employee acknowledges and agrees that the terms and conditions of this Paragraph 5 are reasonable with respect to its duration, geographic area and scope.

6. Remedies. Employee acknowledges that full compliance with the terms of this Agreement is necessary to protect the significant value of the Confidential Information and the customer and business goodwill of the Company. Employee acknowledges that if he breaches this Agreement, the Company will be irreparably harmed and money damages will not be an adequate remedy. As a result, Employee agrees that, in the event Employee breaches or threatens to breach any of the terms or provisions of this Agreement, the Company shall be entitled to a preliminary or permanent injunction, without posting a bond or other security, in order to prevent the continuation of such harm. Employee acknowledges that nothing in this Agreement will prohibit the Company from also pursuing any other remedy and all remedies are cumulative.

7.  Termination. Employee’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Employee’s employment hereunder shall terminate upon his death.

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(b) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Employee’s employment hereunder.

(c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Employee’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (A) conduct by Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of Employee, a plea of nolo contendere by Employee or conduct by Employee that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Employee of his duties hereunder (other than by reason of Employee’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Employee of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Employee of the Company’s employment policies which has continued following written notice of such violation from the Board.

(d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Employee’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Employee’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 7(c) or result from the death or disability of the Employee under Subparagraphs 7(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Employee under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

(e) Termination by Employee. At any time during the Period of Employment, Employee may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Employee provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Employee and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Employee of his title of Chief Medical Officer; (C) an involuntary reduction in Employee’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Employee; (E) the involuntary relocation of the Company’s offices at which Employee is principally employed or the involuntary relocation of the offices of Employee’s primary workgroup to a location more than 30 miles from such offices, or the requirement by the Company that Employee be based anywhere other than the Company’s offices at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 12 (each of which is hereinafter referred to as a “Good Reason event”). “Good Reason Process” shall mean that (i) Employee reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason event by no later than sixty (60) days after the initial occurrence of the event or condition constituting Good Reason; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Employee’s employment situation in a manner acceptable to Employee and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Employee. If the Company cures the Good Reason event in a manner acceptable to Employee during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Subparagraph 7(a), any termination of Employee’s employment by the Company or any such termination by Employee shall be communicated by written Notice of Termination to the other party hereto and shall be effective on the Date of Termination (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

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(g) Date of Termination. “Date of Termination” shall mean: (A) if Employee’s employment is terminated by his death, the date of his death; (B) if Employee’s employment is terminated on account of disability under Subparagraph 7(b) or by the Company for Cause under Subparagraph 7(c), the date on which Notice of Termination is given or such later date as the Company may specify in the Notice of Termination; (C) if Employee’s employment is terminated by the Company under Subparagraph 7(d), sixty (60) days after the date on which a Notice of Termination is given or such later date as the Company may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Employee under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement); and (D) if Employee’s employment is terminated by Employee under Subparagraph 7(e), thirty (30) days after the date on which a Notice of Termination is given or, if such termination is without Good Reason, such later date up to sixty (60) days after the date on which such Notice of Termination is given as Employee may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Employee under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement).

(h) Separation from Service. Notwithstanding anything herein to the contrary, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A and Treasury Regulation §1.409A-3(a)(1).

(i) Resignation of All Other Positions. Upon termination of the Employee's employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

8. Compensation Upon Termination or During Disability.

(a) Death. If Employee’s employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum to such person as Employee shall designate in a notice filed with the Company or, if no such person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary to the date of his death, and if to the extent required by law, accrued and unused vacation, any bonuses or other compensation actually earned for periods ended prior to the date of Employee’s death (collectively, the “Accrued Obligations”). Upon the death of Employee, all unvested stock options shall immediately vest in full and, if applicable, become exercisable, and Employee’s estate or other legal representatives may exercise the options in accordance with their terms. All other stock-based grants and awards held by Employee shall vest or be canceled upon the death of Employee in accordance with their terms.  For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Employee’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Employee’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.

(b) Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his Base Salary until Employee’s employment is terminated due to disability in accordance with Subparagraph 7(b) or until Employee terminates his employment in accordance with Subparagraph 7(e), whichever first occurs.   If Employee’s employment is terminated due to disability in accordance with Subparagraph 7(b), then the Company shall pay Employee all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. Upon the Date of Termination by reason of Employee’s disability, all unvested stock options shall immediately vest and become exercisable. All other stock-based grants and awards held by Employee shall vest or be canceled upon the Date of Termination in accordance with their terms.  For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Employee and Employee’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 8(a) shall apply.

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(c) Termination other than for Good Reason. If Employee’s voluntary resigns from employment or employment is terminated by Employee, in either case other than for Good Reason as provided in Subparagraph 7(e), then the Company shall pay the Employee all Accrued Obligations through the Date of Termination in a lump sum by no later than sixty (60) days after the Date of Termination. Thereafter, the Company shall have no further obligations to Employee except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(d) Termination by Employee for Good Reason or by the Company without Cause. Subject to the terms of section 19(a), and subject to the terms of this section, if the Employee’s employment is terminated for Good Reason as provided in Subparagraph 7(e) or without Cause as provided in Subparagraph 7(d), the Company shall pay Employee all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination.  In addition, subject to the Employee’s execution of a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto without the Employee revoking his acceptance of such general release, commencing on the last day of the period for signing and revoking the general release of claims (the “Date of Commencement”) in the form set forth in Exhibit A hereof (“Release”):

(i)  the Company shall pay Employee an amount equal to six (6) months of the Employee’s Base Salary rate at the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid in cash in equal installments over the period of one year from the Date of Commencement in accordance with the Company’s standard payroll procedures.  Notwithstanding the foregoing, if the Employee breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease and the entire Severance Amount shall be forfeited and become repayable to the Company to the extent paid. Furthermore, in the event Employee terminates his employment for Good Reason as provided in Subparagraph 7(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 7(f) within thirty (30) days after he has complied with the Good Reason Process; and

(ii) upon the Date of Termination, each unvested stock option that would otherwise vest during the next twelve (12) months shall accelerate and immediately vest. All other stock-based grants and awards held by Employee that would otherwise vest during the next twelve (12) months shall accelerate and immediately vest upon the Date of Termination; and

(iii) in addition to any other benefits to which Employee may be entitled in accordance with the Company’s then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Employee and Employee’s spouse and dependents to continue to receive health insurance coverage.

(e) Termination for Cause. If Employee’s employment is terminated by the Company for Cause as provided in Subparagraph 7(c), then the Company shall pay Employee all Accrued Obligations through the Date of Termination in a lump-sum payment by no later than sixty (60) days after the Date of Termination. Thereafter, the Company shall have no further obligations to Employee except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all stock options held by Employee as of the Date of Termination shall immediately terminate and be of no further force and effect, and all other stock-based grants and awards shall be canceled or terminated in accordance with their terms.

Nothing contained in the foregoing Subparagraphs 8(a) through 8(e) shall be construed so as to affect Employee’s rights or the Company’s obligations relating to agreements or benefits which are unrelated to termination of employment.

9. Change in Control Payment. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Employee and the Company regarding Employee’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.

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(a) Change in Control. If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Employee’s employment is terminated by the Company without Cause as provided in Subparagraph 7(d) or Employee terminates his employment for Good Reason as provided in Subparagraph 7(e), then, subject to the terms of section 19(a), and subject to the Employee’s executing a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto without the Employee revoking his acceptance of such general release, commencing on the last day of the period for signing and revoking the general release of claims in the form set forth in Exhibit A hereof (“Release”):

(i) In lieu of any amounts otherwise payable pursuant to Subparagraph 8(d)(i), the Company shall pay Employee a single lump sum in cash equal to six (6) months of the Employee’s Base Salary rate at the first event constituting a Change in Control;

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement and in lieu of any acceleration of vesting that would otherwise occur pursuant to Subparagraph 8(d)(ii), upon a Change in Control, all stock options and other stock-based awards granted to Employee by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Employee shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

(iii) In lieu of the Company’s obligations to pay health insurance premiums pursuant to Subparagraph 8(d)(iii), the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Employee, Employee’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

(b) Definitions. For purposes of this Paragraph 9, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(a) a change in effective control consistent with Regulation §1.409A-3(i)(5)(vi) such that any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (other than as a result of an acquisition of securities directly from the Company); or

(b) a change in effective control consistent with Regulation §1.409A-3(i)(5)(vi) such that persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

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(c) a change in ownership consistent with Regulation §1.409A-3(i)(5)(v) and (vii) such that the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

10. Stock Options Grant/Vesting. Subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan (the “Plan”), and your timely execution of a stock option agreement evidencing the option grant, on the first trading day of the month following the Commencement Date, the Company will grant you an option to purchase 100,000 shares of Common Stock. The option will have an exercise price equal to the closing price of the Company’s common stock on such date of grant. This option shall vest annually in four equal annual installments on January 1of each year for four consecutive years commencing with the January 1 immediately following the date of grant. The options shall be non-qualified stock options.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Employee:

At his home address as shown

in the Company’s personnel records;

if to the Company:

Harvard Apparatus Regenerative Technology, Inc.

84 October Hill Road

Holliston, MA 01746

Attention: Chief Executive Officer

with a copy to:

Josef B. Volman

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Employee elects to terminate employment.

13. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

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14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by final, binding, and confidential arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction without the need to post a bond or provide other security in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof. Furthermore, should a dispute occur concerning Employee’s mental or physical capacity as described in Subparagraph 7(b), 7(c) or 7(b), a doctor selected by Employee and a doctor selected by the Company shall be entitled to examine Employee. If the opinion of the Company’s doctor and Employee’s doctor conflict, the Company’s doctor and Employee’s doctor shall together agree upon a third doctor, whose opinion shall be binding.

17. Third-Party Agreements and Rights. Employee represents to the Company that Employee’s execution of this Agreement, Employee’s employment with the Company and the performance of Employee’s proposed duties for the Company will not violate any obligations Employee may have to any employer or other party, and Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

18. Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Employee or expose Employee to an increased probability of civil or criminal litigation. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall also provide Employee with compensation on an hourly basis at a rate equivalent to the hourly rate of the Employee’s last annual Base Salary calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Employee for all costs and expenses incurred in connection with his performance under this Paragraph 18, including, but not limited to, reasonable attorneys’ fees and costs.

19. Section 409A of the Code.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death. Each payment of severance pay or other compensation under this Agreement is a separate payment for purposes of section 409A of the Code. To the extent necessary to comply with Section 409A, if the time period for considering and executing the Release under this Agreement spans two calendar years, then the severance or payment will not be made or commence until the later calendar year.

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(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. The parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to place Employee in the same or a substantially equivalent economic position.

(e) Notwithstanding anything herein to the contrary, if Section 409A of the Code is applicable, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and Treasury Regulation §1.409A-3(a)(1).

20. Recoupment. Notwithstanding anything herein to the contrary, Employee may be required to forfeit or repay any or all compensation received by Employee under this Agreement pursuant to the terms of any compensation recovery, recoupment or claw-back policy that may be adopted by or applicable to the Company with respect to or under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

21. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4, 5, 6, 8 and 9 of this Agreement, and any other Sections of this Agreement that must survive the termination of employment or expiration of the Agreement in order to effectuate the intent of the parties, shall survive termination of Employee’s employment or expiration of the Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HARVARD APPARATUS
REGENERATIVE TECHNOLOGY, INC.

By:	/s/ David Green
Name: David Green
Title: Chief Executive Officer

EMPLOYEE

/s/ Saverio La Francesca
Saverio La Francesca, M.D.

EXHIBIT A- FORM OF GENERAL RELEASE OF CLAIMS

This Release Agreement (the “Release Agreement”) is entered into by Saverio LaFrancesca (the “Employee”) in favor of Harvard Apparatus Regenerative Technology, Inc. (the “Company”). This is the Release Agreement referenced in the Agreement between the Employee and the Company dated ____________________ (the “Employment Agreement”). The consideration for the Employee’s agreement to this Release Agreement consists of certain termination benefits as set forth in the Employment Agreement and the terms of this Release Agreement.

The Employee agrees as follows:

Release. The Employee voluntarily releases and forever discharges the Company and each of its subsidiaries, affiliates, predecessors, successors, assigns, and current and former directors, officers, employees, representatives, attorneys, and agents (any and all of whom or which are hereinafter referred to as “Company Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Employee now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Company Party or Parties. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Employee’s employment by and termination from employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•	under the Massachusetts Weekly Payment of Wages Act, the Massachusetts Fair Employment Practice Act, and the Fair Labor Standards Act,

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

1. Limitations on Release.

(a) Employment Agreement. Nothing in this Release Agreement limits the Employee’s or the Company’s rights under the Employment Agreement.

(b) Benefit and Enforcement Rights. Nothing in this Release Agreement is intended to release or waive the Employee’s right to COBRA, unemployment insurance benefits or any accrued and vested retirement benefits, the right to seek enforcement of this Release Agreement or any rights referenced in this Section of this Release Agreement.

(c) Indemnification. It is further understood and agreed that the Employee’s rights to indemnification as provided in the Company’s certificate of incorporation, bylaws, each as amended, or any indemnification agreement between the Company and the Employee (it being acknowledged and agreed by the Employee that, as of the date of this Agreement, there are no amounts owing to the Employee pursuant to any such indemnification rights), remain fully binding and in full effect subsequent to the execution of this Release Agreement.

(d) Exceptions. This Release Agreement does not prohibit or restrict the Employee from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts; provided that such interaction with EEOC or any other governmental authority shall not result in the Employee’s receipt of any monetary benefit or substantial equivalent thereof. This Release Agreement also does not preclude the Employee from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency; provided that such relief does not result in the Employee’s receipt of any monetary benefit or substantial equivalent thereof.

2. No Assignment. The Employee represents that he has not assigned to any other person or entity any Claims against any Company Party.

3. No Disparagement. The Employee shall not make any disparaging statements about the Company, members of the Board of Directors, any officer of the Company or any other employee of the Company, and the Company (acting through its officers and directors) shall not make any disparaging statements about Employee. The Employee shall direct his immediate family not to make any disparaging statements about any of the foregoing. Any statement by a member of his immediate family shall be deemed to be a statement by the Employee for purposes of this paragraph. The Employee shall be considered to represent that he has complied and shall continue to comply with he nondisparagement obligations under this paragraph from the Date of Termination (as defined in the Employment Agreement); provided that this representation shall have no effect if this Release Agreement does not become effective. Notwithstanding the foregoing, nothing in this paragraph shall be construed to apply to any statements made in the course of testimony in a legal proceeding or in any required written statements in any such proceeding.

4. Litigation and Regulatory Cooperation. The Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Employee or expose Employee to an increased probability of civil or criminal litigation. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall also provide Employee with compensation on an hourly basis at a rate equivalent to the hourly rate of the Employee’s last annual Base Salary (as defined in the Employment Agreement) calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Employee for all costs and expenses incurred in connection with his performance under this Section 5, including, but not limited to, reasonable attorneys’ fees and costs.

5. Reaffirmation of Post-Employment Restrictive Covenants. The Employee reaffirms the restrictive covenants under the Employment Agreement to which he is subject as follows: [Insert as appropriate.]

6. Right to Consider and Revoke Release Agreement. This Release Agreement shall be considered to have been offered to the Employee on the Termination Date as defined in the Employment Agreement. The Employee acknowledges that he has been given the opportunity to consider this Release Agreement for a period ending twenty-one (21) days after the Termination Date. In the event that the Employee has executed this Release Agreement within less than twenty-one (21) days of the Termination Date, the Employee acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release Agreement until the end of the twenty-one (21) day period. To accept this Release Agreement, the Employee shall deliver a signed Release Agreement to the Company’s Board of Directors within such twenty-one (21) day period. The Employee acknowledges that for a period of seven (7) days from the date when the Employee executes this Release Agreement (the “Revocation Period”), he shall retain the right to revoke this Release Agreement by written notice that is received by the Board of Directors of the Company before the end of the Revocation Period. This Release Agreement shall take effect only if it is executed by the Employee within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7. Consideration Owed. Employee affirms and agrees that as of the date of this Release Agreement, you acknowledge that you will be or have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions, and bonuses) to which you are or were entitled as of the date of termination of employment, and that no other wages (including all base compensation and, if applicable, any and all incentive compensation and bonuses) are due to Employee. Employee acknowledges that Employee is unaware of any facts or circumstances indicating that Employee may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act (M.G.L. c. 149, s. 148) or the Fair Labor Standards Act or any other federal, state or local laws, rules, ordinances or regulations that are related to payment of wages.

8. Other Terms.

(a) Legal Representation; Review of Release Agreement. The Employee acknowledges that he has been advised to discuss all aspects of this Release Agreement with his attorney. The Employee represents that he has carefully read and fully understands all of the provisions of this Release Agreement and that he is voluntarily entering into this Release Agreement.

(b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon the Employee and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Employee and the Company and to their heirs, administrators, representatives, executors, successors, and assigns.

(c) Modification of Release Agreement; Waiver. This Release Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both the Employee and the Company. No modification waiver of any provision of this Release Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged. The failure of the Company to require the performance of any term or obligation of this Release Agreement, or the waiver by the Company of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(d) Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Enforcement. Sections 4, 5 and 6 of this Release Agreement shall be subject to enforcement pursuant to the same procedures that apply to a breach of Paragraphs 4 or 5 of the Employment Agreement (as further detailed in Paragraph 16 of the Employment Agreement). Any other disputes concerning this Release Agreement shall be subject to resolution pursuant to Section 16 of the Employment Agreement.

(f) Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Employee or the Company.

(h) Entire Agreement; Absence of Reliance. This Release Agreement constitutes the entire agreement of the Employee concerning any subject matter of this Release Agreement and supersedes all prior agreements between the Employee and the Company with respect to any related subject matter, except the Employment Agreement. The Employee acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement, other than the provision of the Employment Agreement pursuant to which Employee is to receive certain consideration in return for signing this Release Agreement and allowing it to become effective.

So agreed by the Employee.

Employee: Saverio La Francesca, M.D.	Date